Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-67690, No. 333-59580, No. 333-57310, No. 333-45396 and No. 333-83073 of Paradyne Networks, Inc. on Form S-8 of our report with respect to the financial statements of Elastic Networks Inc. for the year ended December 31, 2001, dated January 30, 2002 (which includes an explanatory paragraph relating to the merger of Elastic Networks Inc. and Paradyne Networks, Inc. described in Note 18), appearing in this Current Report on Form 8-K/A of Paradyne Networks, Inc. dated March 5, 2002, as filed on May 20, 2002.

/S/  DELOITTE & TOUCHE LLP

Atlanta, Georgia
May 20, 2002